                                                                  EXHIBIT 10.18



                              BUS-1 CABLE SYSTEM

                                  COMMERCIAL

                             TERMS AND CONDITIONS

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                              BUS-1 CABLE SYSTEM

                            (BERMUDA - U.S. NO.  1)

                        COMMERCIAL TERMS AND CONDITIONS



            COPYRIGHT IN THE WHOLE OR ANY PART OF THIS DOCUMENT IS
                  THE PROPERTY OF THE PURCHASERS AND ITS USE,
               REPRODUCTION, OR STORAGE IN A RETRIEVAL SYSTEM OR
                DISTRIBUTION WITHOUT THE EXPRESS LICENSE OF THE
                    COPYRIGHT OWNERS IS STRICTLY PROHIBITED


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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Article 1.     Definitions.............................................      6

Article 2.     Object..................................................     10

Article 3.     Documents Forming Entire Contract.......................     10

Article 4.     Design Responsibility...................................     11

Article 5.     Route Selection.........................................     11

Article 6.     Supplier to Inform Itself Fully.........................     12

Article 7.     Supplier to Conform to Regulations and Give
               Notice and Pay Fees.....................................     12

Article 8.     Contract Price..........................................     14

Article 9.     Duties and Sales Taxes..................................     15

Article 10.    Payment.................................................     15

Article 11.    Contract Variations.....................................     19
               -------------------

Article 12.    Date of Ready for Provisional Acceptance................     20

Article 13.    Acceptance Procedures...................................     20

Article 14.    Warranty................................................     24

Article 15.    Letter of Credit........................................     28

Article 16.    Future Orders and Suppliers' Support....................     29

Article 17.    Failure to Meet Contracted Time for Completion..........     31

Article 18.    Force Majeure...........................................     32

Article 19.    Limitation of Liability.................................     33

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Article 20.    Deductions from Suppliers' Monies.......................     33

Article 21.    Inferior Supplies or Defective Work.....................     34

Article 22.    Termination for Default.................................     34

Article 23.    Termination by Notice...................................     36

Article 24.    Suspension of Work......................................     40

Article 25.    Patent Rights and Royalties.............................     41

Article 26.    Software................................................     43

Article 27.    Safeguarding of Information and Technology..............     44

Article 28.    Vesting and Transfer of Title...........................     45

Article 29.    Rights of Access........................................     46

Article 30.    Quality Assurance.......................................     46

Article 31.    Waiver and Indemnification..............................     46

Article 32.    Risk and Insurance......................................     47

Article 33.    Assignment and Sub-contracting..........................     47

Article 34.    Purchaser's Staff Participation.........................     49

Article 35.    Keeping of Books........................................     50

Article 36.    Applicable Law..........................................     50

Article 37.    Applicable Law..........................................     50

Article 38.    Relationship of the Purchasers..........................     52

Article 39.    Publicity...............................................     52

Article 40.    Corrupt Gifts and the Payment of Commission.............     52

Article 41.    Execution of Contract and Amendments....................     52

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Article 42.    Headings................................................     53

Article 43.    Successors Bound........................................     53

Article 44.    Severability............................................     53

Article 45.    No Waiver of Remedies...................................     54

Article 46.    Liability of Purchasers.................................     54

Article 47.    Notices.................................................     54

Article 48.    Survival of Obligations.................................     56

Article 49.    Expert Control..........................................     56

Article 50.    Letter of Credit Provided by the Purchaser..............     56

Article 51.    Supplemental Agreements.................................     57

Article 52.    Coming into Force.......................................     57

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                                SUPPLY CONTRACT

This Contract, made and entered into this 16th day of May, 1996 between TeleBermuda International Ltd. ("TBI"), a Bermuda corporation having its principal office at 10 Queen Street, Suite 101, Hamilton HM 11, Bermuda (hereinafter referred to as the "Purchaser") and AT&T Submarine Systems, Inc. ("AT&T-SSI"), a corporation having its principle office at 340 Mt. Kemble Ave., Morristown, NJ, 07960 (hereinafter called the "Supplier"). TBI and AT&T-SSI hereinafter will be referred to collectively as the "Parties."

                              W I T N E S S E T H

WHEREAS, TBI, wishes to supplement certain existing submarine cable facilities by providing an optical fiber submarine cable system, linking the United States of America and Bermuda (hereinafter called the "Cable System"), which will be used to provide telecommunication services between the U.S. and Bermuda, and

WHEREAS, TBI, as the Purchaser, wishes to enter into a Supply Contract with AT&T-SSI, to engineer, provide, install and test the BUS-1 Cable System, and NOW THEREFORE, the Parties agree that the following terms and conditions govern the supply and purchase of the BUS-1 Cable System.

ARTICLE 1. DEFINITIONS
----------------------

Terms and Conditions in this Contract, shall have the following meanings unless otherwise specifically stated:

1.1  "Cable System"
      ------------

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     means the BUS-1 Cable System as defined in the Technical Documentation.

1.2  "Contract"
      --------

     means the Terms and Conditions contained herein, together with the documents described in Article 3, Documents Forming Entire Contract, and any changes pursuant to Article 11, Contract Variations.

1.3  "Contract Price"
      --------------

     means the total price stated in the Provisioning Schedule which is found under the Provisioning Schedule tab of this Contract.

1.4  "DDP"
      ---

     means "Delivered Duty Paid" and refers to the FOB costs and all necessary charges, duties and taxes required to deliver such Supplies to the Purchaser's nominated place of delivery, including but not limited to:

     .    International Freight

     .    International Insurance

     .    Custom Duties (if any)

     .    Sales Tax (if any)

     .    Clearance Charge (Maritime Services Board and Sorting and Stocking
Charge)
     .    Carriage to and unloading

1.5  "Intellectual Property Rights"
      ----------------------------

     means all or any rights in intellectual property enjoyed by the owners of such rights and shall include, but not be limited to, patents, copyright, design rights (whether registered or unregistered), trademarks, service marks and trade secrets.

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1.6  "Liability Base"
      --------------

     means the sum of the cost listed in the tab for the Provisioning Schedule. The Liability Base will be used to calculate any Liquidated Damages for Lateness as set forth in Article 17.

1.7  "Quality Assurance (QA) Representative"
      -------------------------------------

     means a person authorized by the Purchaser to inspect the Work, Supplies, materials, plans, equipment or any portion or part thereof to be provided under this Contract. The Purchaser shall obtain written permission, not to be unreasonably withheld, from the Supplier to employ a competitor of AT&T-SSI as a Quality Assurance representative and the QA Representative shall be required to sign a Non-Disclosure Agreement with AT&T-SSI prior to access to any of the Supplier's facilities.

1.8  "Factory Release Certificates"
      ----------------------------

     means a document issued by the Supplier's Quality Assurance Departments in the form set out in the Technical Documentation.

1.9  "Software"
      --------

     means all programs, data, object code, documentation and operating systems, whether in writing, in firmware, or in any other form, necessary to the Cable System (excluding source code); including relevant and necessary documentation, any support tools which are not commercially available, and any data connected with the System's development and support such as any upgrades or enhancements thereto required under the Warranty provisions.

1.10 "Supplies"
      --------

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     means and includes any or all materials, plants, machinery, equipment, hardware, firmware, Software, spares or any items whatsoever supplied or licensed by the Supplier for the purposes of the Work.

1.11 "Technical Documentation"
      -----------------------

     means the contents of the following documents which are attached and incorporated by reference to:

     i)    Technical Documentation

     ii)   Route Information

     iii)  Plan of Work

1.12 "Warranty Period"
      ---------------

     means the time period set out in Article 14, Warranty.

1.13 "Work"
      ----

     means the object of the Contract, coordinating, planning, designing, manufacturing, transporting, assembling, cable laying, installing, testing, commissioning, training, and any other associated service or activities whatsoever concerning the construction, installing and testing of the Cable System and performance of the Contract by the Supplier and its subcontractors.

1.14 "Unusually Severe Weather"
      ------------------------

     means conditions at or exceeding Sea State 5 for a period in excess of 10% of the operational schedule.

ARTICLE 2.     OBJECT
---------------------


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In consideration of the Contract Price, as defined in Article 8, Contract Price, the Supplier agrees, it shall have the responsibility to undertake all Work, in accordance with the Technical Documentation and this Contract.

ARTICLE 3.     DOCUMENTS FORMING ENTIRE CONTRACT
------------------------------------------------

This Contract consists of the terms and conditions in Articles 1 through 52 ("Terms and Conditions") and the documents attached and listed in the following order of precedence

 .    Technical Documentation

 .    Route Information

 .    Plan of Work

 .    Provisioning Schedule

 .    Billing Schedule

 .    Attachment A  Purchaser's Letter of Credit

 .    Attachment B  Supplier's Letter of Credit

 .    Attachment C  Purchaser's Activities

 .    Appendix 1    Cable System Maintenance Agreement

In the event of any conflict between the Terms and Conditions and any matters contained in the Tabs, the Terms and Conditions shall prevail. This Contract supersedes all prior oral or written understandings between the Purchaser and the Supplier, and constitutes the entire agreement between the Purchaser and the Supplier.


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ARTICLE 4.     DESIGN RESPONSIBILITY
------------------------------------

4.1 The Supplier shall be solely responsible for the design of the Cable System, in consultation with the Purchaser, and for ensuring that the Cable System is fully compliant with the Technical Documentation and the Supplier shall not claim any additional payment nor be relieved from any obligation imposed by this Contract because of any information on any matter whatsoever supplied by the Purchaser, unless it is due to incorrect information received from or supplied by the Purchaser.

4.2 Supplier shall not be relieved in any way from total responsibility for the design and suitability of the Cable System even if it is based on:

     (a) Purchaser's acceptance of the Supplier's guidance or recommendations as to engineering standards and design specifications or

     (b) The Purchaser's suggestions or recommendations on any aspect of the said design.

4.3 The Supplier shall be solely responsible for the wet plant design of the Cable System such that it will support upgrade of capacity to 20 Gbit/s per fiber pair by the Supplier.

ARTICLE 5.     ROUTE SELECTION
------------------------------

5.1 The Purchaser and Supplier shall mutually agree on the route and consequent Straight Line Diagram (SLD) within 60 days of presentation of the Final Route Survey Report. If the Supplier performs the Route Survey, then the Supplier shall be responsible for any changes resulting from survey inaccuracies. If the Purchaser performs the Route Survey, the Supplier shall not be liable for any changes resulting from survey inaccuracies, and any such changes shall be treated as a Contract Variation.


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5.2  The Supplier shall be solely and totally responsible for the marine installation along the agreed route.

ARTICLE 6.     SUPPLIER TO INFORM ITSELF FULLY
----------------------------------------------

6.1 The Supplier shall be deemed to have fully examined the drawings, specifications, schedules, and Terms and Conditions of this Contract and to have fully examined and satisfied itself as to all information which is relevant to reasonably determine the risks, contingencies and other circumstances which could affect this Contract.

6.2 The Purchaser shall not be responsible for any acts or omissions of the Supplier that violate the laws, statutes, orders, rules, decrees, or regulations of any jurisdiction in which the Work is carried out, except that the Purchaser shall be only responsible for liabilities which arise from its own negligence or willful misconduct.

ARTICLE 7.     SUPPLIER TO CONFORM TO REGULATIONS AND GIVE NOTICE AND PAY FEES
------------------------------------------------------------------------------

7.1 Except as set forth in Sub-Article 7.3, the Supplier shall comply with the requirements of all laws, statutes, ordinances, regulations, by-laws, orders and proclamations of the countries, states, provinces, and territories in which any part of the Work is to be performed and which in any way affect this Contract are applicable to any Work. The Supplier shall, before making any variations from the designs, drawings, plans or procedures that may be necessitated by complying, with any regulations, give to the Purchaser written notice, specifying the variation proposed to be made, and the reasons


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     for making it, and apply for instructions thereon. Upon receipt of written approval by the Purchaser, not to be unreasonably withheld, the Supplier may make its recommended variation and hold Purchaser responsible for the reasonable costs of any such variation. As required by any regulations, the Supplier shall give all notices required to be given to any authority, perform or permit the performance by authorized persons of any inspection and shall pay all fees, charges, except for the duties and taxes excluded in Article 9, Duties And Sales Taxes.

7.2 The Supplier shall be responsible for obtaining all required port clearances in the territorial water of the countries where the cable is to be laid and all other required permits and clearance documents from the appropriate authorities to ensure the smooth implementation and successful completion of the Cable System. However, the Purchaser agrees to provide assistance in a timely manner and any and all information which is available only from the Purchaser.

7.3 Notwithstanding the above, the Purchaser shall be responsible for obtaining any necessary landing licenses and obtain, if necessary, Environmental Impact Statement(s), and obtain from all relevant governmental agencies/authorities, environmental approvals necessary to install the Cable System. The Supplier shall cooperate fully with the Purchaser in this respect. The Supplier shall not be responsible for any delays associated with the Purchaser's failure to obtain landing licenses. Any such permit delay will be treated as a Force Majeure event under Article 18.

7.4 In accordance with the Purchaser's written request, the Supplier will provide the Purchaser with reasonable assistance in order for the Purchaser to obtain all


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     Environmental permits for the U.S. landing, including relevant materials which are available from previous systems installed at the cable station landing location. However, the Supplier shall not be responsible for nay delays associated with the Purchaser's failure to obtain the Environmental permits. Any such permit delay will be treated as a Force Majeure event under Article 18. The Purchaser will be responsible for any costs associated with obtaining the environmental permits.

ARTICLE 8.     CONTRACT PRICE
-----------------------------

8.1 The Contract Price $44,900,000 is as agreed for the manufacture, supply, installation and commissioning of the Cable System, and is based on the prices described in the tab for Provisioning Schedule. The Contract Price is fixed and except as otherwise provided, any increase or decrease in the price must be made as provided for in Article 11, Contract Variations.

8.2 The Contract Price includes all taxes, duties, levies and fees that may be imposed or levied in connection with the Work, whether in the country of the Supplier, or the Purchaser including taxes incurred by the Purchaser in respect of his personnel and subcontractors such as income tax, payroll tax, and other taxes, contributions and levies that may be levied on the Supplier of the personnel local agent or site office of the Purchaser.

8.3 The Supplier hereby grants the Purchaser an option under this Contract, to be exercised by April 30, 1998, to order from AT&T-SSI a cable system extension to Europe, at the discounted prices provided for in the Provisioning Schedule in this Contract.



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ARTICLE 9.     DUTIES AND SALES TAXES
-------------------------------------

9.1 The Supplier shall use all reasonable efforts to exempt all Work from sales taxes, customs duties, or other applicable levies and duties, whether in the Supplier's manufacture or related to the Supplier's importation or installation, and shall cooperate with the Purchaser fully in this respect. The Supplier hereby undertakes to make applications for such revisions and/or for drawbacks, remissions, reclassification, or the like, to the appropriate jurisdiction, and in accordance with the relevant laws and regulations then in force. Notwithstanding the above, should the Purchaser be made aware of any areas of exemption from taxes or duties, then the Purchaser must identify such areas to the Supplier who shall investigate the same.

ARTICLE 10.    PAYMENT
----------------------

10.1 The Purchaser shall pay the Supplier and the Supplier shall accept payment for the Cable System in accordance with this Article 10. The Supplier shall render invoices to the Purchaser not more than once each calendar month as follows.

10.2 Invoices shall be submitted in the format of the sample invoices included in the Billing Schedule; all invoices shall be rendered no later than the 15th calendar day of a given month.

10.3 All invoices rendered under this Contract except as covered under Subarticle 10.7.1, shall be payable within 60 days. Invoices not paid when due shall accrue extended payment charges from the day following the day payment of the invoice was due until the invoice


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     is paid. For the purpose of this Contract, extended payment charges shall be computed at a rate equal to 125% of the lowest publicly announced prime rate or commercial lending rate, however described, for 90-day loans in the currency of the United States, of the banks listed below on the day following the date payment of the invoice was due. In the event that applicable law will only allow the imposition of extended payment charges at a rate below the rate established in accordance with this Subarticle, extended payment charges shall be at the highest rate permitted by the applicable law.

          Citibank, N.A., Chase Manhattan Bank, N.A.,
          Manufacturers Hanover Trust Company,

10.4 An invoice shall be deemed to have been accepted if the Purchaser does not present a written objection before the payment is due. If such objection is made, the Supplier and the Purchaser shall make every reasonable effort to settle promptly the dispute concerning the invoice in question. If the objection is sustained and the Purchaser has paid the disputed invoice, any agreed upon overpayment shall be refunded to the Purchaser by the Supplier promptly, together with any financial charges calculated thereon at a rate determined in accordance with Subarticle 10.3 above from the date of payment of the invoice to the date on which the refund is paid to the Purchaser. If the objection is not sustained and the Purchaser has not paid the disputed invoice, the Supplier shall be entitled to full payment of the invoice promptly, together with any extended payment charges calculated thereon at a rate determined in accordance with Subarticle 10.3 above from the day following the date on which payment of the invoice was due until paid.


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     Nothing in this Subarticle shall relive the Purchaser from paying those parts of an invoice not in dispute.

10.5 All payments shall be made to the Supplier in U.S. dollars free from all bank charges and such charges shall be the responsibility of the Purchaser. The amounts due to the Supplier shall be remitted by means of a method acceptable to the Parties.

10.6 On receipt of the last payment of the Contract Price after Provisional Acceptance, the Purchaser shall thereby be released from all claims for payment arising out of or relating to this Contract.

10.7 No payment (final or otherwise) made under or in connection with this Contract shall be conclusive evidence of the performance of the Work, or of this Contract, in whole or in part, and no such payment shall be construed to constitute the acceptance of defective, faulty or improper Work or Supplies, nor shall it release the Supplier from any of its obligations under this Contract, nor shall use by the Purchaser of the Cable System constitute acceptance of the Work or any part thereof.

10.8 Terms for Invoicing

     The Purchaser shall make payments to the Supplier according to the following terms:

     10.8.1 * of the Contract Price, as a down payment, payable by September 30, 1996.

     10.8.2 * of the prices of the Route Survey as identified in the Provisioning Schedule, plus * of the Contract Price, to be paid within 60 days of the date of receipt of invoice of the Final Route Survey report.

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


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     10.8.3  * of the prices of Supplies as identified in the Provisioning
             Schedule and will be billed in accordance with the Billing
             Schedule.

     10.8.4 * of the price of the Cable and Repeaters as identified in the Provisioning Schedule and will be billed in accordance with the Billing Schedule.

     10.8.5 * of the price of Marine Installation services as identified in the Provisioning Schedule at the time of Final Splice and bill in accordance with the billing schedule.

     10.8.6 The difference between the Contract Price, including Contract Variations, and all previous entitlements under 10.8.1 and 10.8.2 within 60 days of the date of receipt of invoices by the Purchaser after the issuance of the Certificate of Provisional Acceptance.

     10.8.7 All invoices, except the down payment, shall include all documentation necessary to demonstrate compliance with the terms of the Contract, including, but not limited to, appropriate Factory Release Certificates and shipping papers.

     10.8.8 If Commercial Acceptance is granted for any portion of the Cable System as described in Subarticle 13.5 the difference between * of the Contract Price for that portion or portions of the Cable System and all payments previously made under 10.8.1 and 10.8.5 shall be paid in accordance with Subarticle 10.4 after the issuance of the Certificate of Commercial Acceptance. The remaining unpaid balance will be due 60 days after Provisional Acceptance.

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


ARTICLE 11.    CONTRACT VARIATIONS
----------     -------------------


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11.1 Subject to Subarticle 11.4 herein, variations in quantities in the
     Provisioning Schedule as a result of the Final route Survey, shall be priced using the unit prices provided in the Provisioning Schedule. Any additional variations not covered by the provisions of this Subarticle 11.1 shall be subject to the provision of Subarticle 11.2.

11.2 In addition to those changes authorized under Subarticle 11.1, the Purchaser may, prior to Provisional Acceptance by written order, make Contract Variations requiring amendments to these Terms and Conditions, including additions or, alterations to, deviations or deductions from the Cable System, provided such changes are within the general scope of Work. The Supplier shall not unreasonably refuse to agree to changes that are not of a fundamental nature.

11.3 A Contract Variation shall be valued at the applicable rates included in the Provisioning Schedule. In the case of a variation to which no schedule rates or prices in the Provisioning Schedule apply, the rate or price payable for the Contract Variation shall be determined by agreement between the Supplier and the Purchaser based upon the price detail information provided to the Purchaser by the Supplier.

11.4 A Contract Variation must have been agreed to by the Purchaser and the Supplier prior to its implementation for claim for adjustment in time or cost to be recognized or acceded to.

11.5 If any one Contract Variation exceeds the Contract Price by fifteen percent (15%) or more, both parties shall in good faith negotiate the unit prices.

11.6 Any increase in costs for the marine operations, stated in the Provisioning Schedule will only be paid by the Purchaser in accordance with Article 11, Contract Variations.


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ARTICLE 12.    DATE OF READY FOR PROVISIONAL ACCEPTANCE
-------------------------------------------------------

The Cable System shall be ready for Provisional Acceptance in accordance with
Article 13, Acceptance Procedures, by October 15, 1997.

ARTICLE 13.    ACCEPTANCE PROCEDURES
------------------------------------

13.1 Compliance with the Technical Documentation shall be determined through the test programs routinely used in the industry and mutually agreed to between the Parties.

13.2 The tests shall be performed by the Supplier. The Supplier shall provide the Purchaser with reasonable advance notice of the date when the tests are scheduled to commence and the Supplier shall permit the Purchaser or their designated representatives to observe such tests and to review the test results.

13.3 Within thirty (30) days of receipt of a formally documented initial commissioning report and acceptance test results for the Cable System, the Purchaser shall notify Supplier either that:

     13.3.1 it will issue a Certificate of Provisional Acceptance for the Cable System in accordance with Subarticle 13.4.1 or 13.4.2 below, or

     13.3.2 it will not issue a Certificate of Provisional Acceptance for the Cable System, but will issue a Certificate of Commercial Acceptance in accordance with Subarticle 13.5 below, or

     13.3.3  it will not issue any certificates at this time.

13.4 Certificate of Provisional Acceptance


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     13.4.1  When the results of all tests indicate that the Cable System has been completed in accordance with the Technical Documentation and any other relevant requirements of this Contract, and during the thirty (30) day period from the receipt of the initial system commissioning report, the Cable System has performed in full accordance with the Technical Documentation and has had no component failure of a material nature and the Supplier has fulfilled its requirements under this Contract, the Purchaser shall issue a Certificate of Provisional Acceptance of the Cable System and the Cable System shall be deemed to have been provisionally accepted from the date indicated in the Certificate of Provisional Acceptance of the Cable System. The title to that part of the Cable System which has not previously passed and the risk thereto and responsibility for routine maintenance shall vest in the Purchaser from the date of the issuance of the Certificate of Provisional Acceptance of the Cable System.

     13.4.2 The Certificate of Provisional Acceptance of the Cable System may be qualified, in which case it shall have annexed to it a list, compiled by the Purchaser, of any outstanding deficiencies which the Purchaser consider as not affecting the normal operation or maintenance of the Cable System. The Supplier shall as soon as practical remedy the deficiencies and complete the Work indicated so as to ensure full conformance with the Technical Documentation and any other requirements of this Contract notwithstanding that title shall have passed to the Purchaser. So long as any such item has not been remedied the Supplier shall continue to bear the risk in respect of that item.


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

13.5 Certificate of Commercial Acceptance

     13.5.1 In the event that the Purchaser does not issue a Certificate of Provisional Acceptance because the Cable System does not fully conform to the requirements of the Technical Documentation, but nevertheless the Purchaser and the Supplier mutually agree that the Cable System, or any part thereof, is suitable to be put into commercial service, then the Purchaser shall issue to the Supplier a Certificate of Commercial System Acceptance. In the event that such a Certificate is issued, the title to the part of the Cable System put into commercial service shall pass to the Purchaser on the date of issuance of the Certificate and the responsibility thereto for routine maintenance shall be vested in the Purchaser. The Purchaser shall be entitled to commence commercial service over that part of the Cable System covered in the Certificate of Commercial System Acceptance. The Supplier is liable for any damage to the Cable System due to its acts or omissions and is responsible for all outstanding items necessary to comply with the Technical Documentation.

     13.5.2 The issuance of a Certificate of Commercial System Acceptance shall in no way relieve the Supplier from its obligation to provide a Cable System complying with the Technical Documentation and other requirements of this Contract. In particular any deterioration or defects in the Cable System occurring or becoming known between the date of issuance of that certificate and the date of issuance of a Certificate of Provisional System Acceptance shall be made good at the sole expense of the Supplier.


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

     13.5.3 The Supplier shall issue further results of the commissioning and acceptance tests after such remedial action has been taken by the Supplier and such results shall be considered by the Purchaser pursuant to Subarticle 13.3 above. If the results are satisfactory, and the Cable System is performing in accordance with the Technical Documentation and any other relevant requirements of this Contract then the Purchaser shall issue a Certificate of Provisional Acceptance, the date of which shall be when the last defect was repaired.

13.6 Final Acceptance

     13.6.1 The Purchaser shall in its reasonable discretion issue a Certificate of Final Acceptance * after Provisional Acceptance. Final Acceptance will be based upon the results of the Final Acceptance tests or, if the Purchaser decides not to perform Final Acceptance Tests, a Certificate of Final Acceptance shall be granted promptly following the two years after Provisional Acceptance. The issuance of the Certificate of Final Acceptance will not be unreasonably withheld or delayed, but in the event that a pattern of failure or degradation develops that is likely to cause the Cable System to fail to meet the Technical Documentation or such other performance requirements which may have been agreed upon between the Purchaser and the Supplier over the 25 year System design life. Final Acceptance may be withheld until it can be reasonably demonstrated that such pattern of failure or degradation will not continue.

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.

     13.6.2 In the event of any component failure during the Warranty Period, the Supplier, shall repair or replace at its sole cost and expense the failed component and the


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

             Certificate of Final Acceptance shall not be issued until the Cable System has been in operation for a full 90 continuous day period from the repair or replacement of the last failed component.

ARTICLE 14.    WARRANTY
-----------------------

14.1 The Supplier warrants for a period starting on the date of Provisional Acceptance issued pursuant to Article 13, Acceptance Procedures, and continuing until * after the date of Provisional Acceptance of the Cable System, including the spares set forth in the Technical Documentation, shall be free from defects in design, material and workmanship and shall conform fully to the Technical Documentation of this Contract. Under this Warranty the ship costs associated with the warranty repair shall be paid for by the Supplier.

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.

14.2 The Supplier shall perform any repair required for the Cable System to comply with the Technical Specification of the Contract or if the Cable System fails to meet such requirements at any time during the Warranty Period. The Purchaser is responsible for contracting for the cableship and, if required, an ROV (Remote Operated Vehicle). The Supplier shall bear the costs of each repair required during the Warranty Period including the cost of additional equipment necessary to effect the repair, the cost of making the repair, the costs of cable repair ship(s) operations that may be required to make the repair, the cost of reburying any previously buried portion, the cost of labor and engineering assistance required to make the repair, and all associated costs, such as, but not limited to, shipping and customs.


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14.3 Notwithstanding anything to the contrary, the Supplier shall not be responsible for any repairs or damages resulting from improper handling of the Cable System by the Purchaser or third parties, (except those acting on behalf of the Supplier), marine activity or other acts of third parties, or as applicable under Article 18, Force Majeure.

14.4 The Supplier shall make every reasonable effort to minimize the time to commence the repair and the period of time that the Cable System is out of service for testing and repair. In the event that the Supplier fails to make the repair or to make every reasonable effort to minimize the period of time that the Cable System is out of service for repair, the Purchaser may, after giving due notice, repair the Cable System and collect the full cost of such repair from the Supplier. The Purchaser and the Supplier agree to cooperate to facilitate the repair activity.

14.5 Materials Used for Warranty Repairs.

     14.5.1 The Supplier shall supply the necessary materials and/or parts for warranty repairs of the Cable System. However, the Supplier may use, with the agreement of the Purchaser, the materials or parts from the Purchaser's available spare materials provided that such materials or parts are replaced, in kind, or, at the option of the Purchaser, the Purchaser is reimbursed for such materials at the price paid by Purchaser for such materials or parts. The replacement of, or reimbursement for, such materials or parts shall be made at a time as mutually agreed.

     14.5.2 All materials or parts supplied to replenish the Purchaser's spare materials, in accordance with Subarticle 14.5.1, and all materials or parts used to repair the


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

             Cable System, which are not supplied from the Purchaser's spare materials, shall be warranted:

             (a) for a period of * from the date of replacement or

             (b) in accordance with any extended warranty option exercised on the entire Cable System or

             (c) from the date of replacement until a date * from the date of issuance of the Certificate of Provisional Acceptance for the relevant Segment, whichever period is completed first or

             (d) for replacement or repair of submersible plant, the additional warranty shall include any additional ship costs incurred by the customer as a result of cableship repair operations, only during the first * from the date of Provisional
                 Acceptance or in accordance with any extended warranty options exercised on the entire cable system. At no time shall the warranty period extend beyond * from the date of Provisional Acceptance.

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.

14.6 If, prior to the end of the Warranty Period, a pattern of failure or degradation on any component has developed which contradicts the reliability model provided by the Supplier in the Technical Documentation; then, unless such problem can be adequately alleviated, to Purchaser's reasonable satisfaction, the Purchaser shall be entitled to require component replacement and/or an extended warranty in accordance with Subarticle 14.5.2 covering the type of equipment affected. This right shall be without prejudice to any other rights of the Purchaser under this Contract or otherwise.


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

14.7 The Supplier shall be responsible for the repair of all failures under warranty to conform to the Technical Documentation, unless caused by the negligent act or omissions of the Purchaser, or their agents or representatives or as applicable under Article 19, Force Majeure.

14.8 Deferral of Repairs

     14.8.1 The Purchaser may elect to defer the replacement of defective items, provided that the Purchaser informs the Supplier of such a defect as soon as it occurs. The Purchaser and the Supplier shall agree as to the timing of the replacement of the defective items.

     14.8.2 In the event that the replacement, under the basic warranty, of a defective item(s) is deferred, the Supplier shall bear the cost of such replacement items as follows:

     Period Following Date of Certificate of      Percentage of Cost of
     ---------------------------------------      ---------------------
             Provisional Acceptance                 Repair of Defects
             ----------------------                 -----------------

                       *                                    *

                       *                                    *

                       *                                    *

                       *                                    *

                       *                                    *

                       *                                    *

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


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


                       *                                    *

                       *                                    *

                       *                                    *

                       *                                    *

      * MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


      14.8.3 The deferred replacement of defective items as provided for in this Article shall not prevent the Purchaser from issuing a Certificate of Final Acceptance in accordance with Subarticle 13.6.

14.9 The Supplier shall guarantee the continued performance of the Cable System when any approved upgrade is planned, designed and implemented using the Supplier's equipment. The Supplier shall provide all necessary assistance to the Purchaser in planning designing and implementing the upgrade.

14.10 Any new or additional submersible or terminal station equipment used to upgrade the Cable System, shall be covered by the same warranty terms and conditions as set forth for the current network, and shall be applicable to the new or additional equipment only, effective from the upgrade date.

ARTICLE 15.    LETTER OF CREDIT
-------------------------------

15.1 In order to guarantee the good and timely execution of all the contractual obligations, the Supplier shall provide a Letter of Credit of a value equal to ten percent (10%) of the Contract Price within 10 days of contract signature in favor of the Purchaser.


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

15.2 The Letter of Credit shall be reduced to five percent (5%) of the Contract Price at the date of Provisional Acceptance, and shall remain in force until Final Acceptance. However, should some item be subject to the provisions of Subarticle 13.3.2, Certificate of Provisional Acceptance, the Letter of Credit shall be maintained for such an amount to be agreed upon so as to reflect the value of these items.

15.3 In the event of a material failure by the Supplier in carrying out its responsibilities under the Contract, the Purchaser as its option will have the right, to call in all or part of the amount represented by the Letter of Credit as it, in its sole discretion, deems necessary subject only to the terms referred to in the Letter of Credit.

15.4 The Purchaser shall have the right to take such actions to enforce the remedies provided in the Contract, including the right to recover such damages or losses as provided in the Contract in addition to the amount recovered under the Letter of Credit.

15.5 The form of the Letter of Credit is included in Appendix 2 of the Commercial Terms and Conditions.

ARTICLE 16.    FUTURE ORDERS AND SUPPLIERS' SUPPORT
---------------------------------------------------

16.1 For a period starting on the date of Provisional Acceptance as shown in the Certificate of Provisional Acceptance issued pursuant to Article 13, Acceptance Procedures, and continuing until * after the date of Provisional Acceptance and at a reasonable price as indicated in Subarticle
     16.5 herein, the Supplier shall supply to the Purchaser:

     (a) Technical support and advice in respect of the design, maintenance and operation of the Cable System; and

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


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

     (b) Supplies, replacement equipment and repair service to the Cable System.

16.2 Where identical parts, or components cannot be supplied for fulfillment of these Subarticle 16.1 obligations, the Supplier shall provide equivalent and compatible parts, and shall be responsible for any adaptive engineering Work and all necessary implementation documentation that may be necessary.

16.3 Notwithstanding Subarticle 16.2, if for any reason the Supplier intends to cease manufacturing identical or fully compatible spare parts and replacement equipment, the Supplier shall give a minimum of one year's prior written notice to the Purchaser to allow the Purchaser to order from the Supplier any spare parts and replacement equipment and shall forthwith provide full details of the arrangements to provide equivalents. However, the Supplier shall not cease to manufacture such parts and equipment within a period of * from the date of issuance of the Certificate of Provisional Acceptance.

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.

16.4 In the event that the Supplier fails to comply with Subarticles 16.2 and 16.3, or if this Contract is terminated for default, the Purchaser may require the Supplier to provide to the Purchaser in accordance with Article 27, Safeguarding of Information and Technology, the source codes for Software provided hereunder, and to provide to the Purchaser any and all manufacturing drawings and related specifications as well as bills of materials giving the description, in-house numbers and/or code numbers for all such parts or equipment including Software, object codes, or in cases where the parts or equipment were not manufactured by the Supplier, the manufacturers' names, description of the parts or equipment and code numbers, and giving tolerances for matching or equivalent parts or equipment and finally, for matched parts or equipment, giving lists of

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

     matched parameters and tolerances. Legible copies and microfilms thereof shall be considered as acceptable.

16.5 The Supplier undertakes to provide such Supplies, replacements and support services as follows:

     (a) If such Supplies or replacement parts are manufactured by the Supplier, the Supplies or replacement parts shall be provided at the price levels herein accepted but varied in respect of changes to recognized labor and material indices applicable at the time of ordering in accordance with the price variation formula(e) in Subarticle 16.6, or the Purchaser may, at its option, elect to purchase at the market price.

     (b) If no such market price exists, or, if such Supplies or replacement parts are not manufactured by the Supplier, then they shall be provided at equitable prices to be agreed between the Supplier and the Purchaser based upon price detail information provided to the Purchaser by the Supplier.

16.6 Price Variation Formula(e) for Supplies, including submersible plant, terminal equipment and installation materials referred to in Subarticle 16.5(a) shall be as follows:

     *

ARTICLE 17.  FAILURE TO MEET CONTRACTED TIME FOR COMPLETION
-----------------------------------------------------------

17.1 In the event that the Supplier fails to meet the date of Provisional Acceptance specified in Article 12, Date of Ready For Provisional Acceptance, then liquidated damages for delay shall be assessed at * of the Liability Base per day for *

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


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17.2 Liquidated Damages for lateness pursuant to this Article 17 shall not, under any circumstances, exceed * of the Liability Base.

17.3 This provision states the entire liability of the Supplier for claims arising from the Supplier's failure to meet the contracted time for completion.


* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


ARTICLE 18.  FORCE MAJEURE
--------------------------

18.1 The Supplier shall not be in default if any failure to perform the Contract arises from any cause which is beyond its reasonable control and without its fault or negligence, including, but not limited to, fire, flood, earthquake, riot, civil commotion, civil ware, rebellion, revolution, insurrection, military or usurped power, fishing, trawler and anchor damage (other than resulting from defective or faulty installation) and other marine activities, strikes, Unusually Severe Weather or default by any of the Supplier's suppliers or subcontractors due to any such Force Majeure causes.

18.2 If any such Force Majeure event causes an increase in the time required for performance of any of its duties or obligations under this Contract, the Supplier shall be entitled to an equitable adjustment in the time for performance of the Contract.

18.3 The Supplier shall inform the Purchaser promptly (and in all circumstances, within fourteen (14) days unless the Supplier can satisfactorily demonstrate that he could not have reasonably been aware of such Force Majeure event covered under this Article.

18.4 Unless the Supplier shall apply for an extension of time in respect of a cause of delay within the period stated in Subarticle 18.3, and unless the Purchaser shall extend the time

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

     in accordance with Subarticle 18.2 in respect thereof, the Supplier shall not be entitled to and shall not claim an extension of time in respect of that cause, and shall not by reason of any delay arising from any such cause, except as may be agreed pursuant to Article 11, Contract Variations, be relieved in any way or to any extent from obligations to proceed with, execute and complete the Work within the time fixed by this Contract.

ARTICLE 19.  LIMITATION OF LIABILITY
------------------------------------

19.1 The Parties to this Contract shall not be liable to each other for any consequential, incidental, indirect or special damages, including, but not limited to, loss of revenue or any loss of business opportunity or the costs associated with the use of restoration facilities, resulting from their failure to perform, pursuant to the Terms and Conditions of this Contract.

19.2 The aggregate amount payable by the Supplier, including their parents, affiliates, subsidiaries, successors and/or assigns, as damages for whatever reason under this Contract shall in no circumstances, exceed * of the Contract Price.

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


ARTICLE 20.  DEDUCTIONS FROM SUPPLIERS' MONIES
----------------------------------------------

20.1 The Purchaser may withhold any amounts that are or may become due to the Supplier for the Supplier's failure to perform as required by this Contract, or offset any amounts for liquidated damages payable to the Purchaser in accordance with Article 17, Failure to Meet Contracted Time For Completion. If the monies due to the Supplier are less than

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

     the liquidated damages payable to the Purchaser, the amount of deficiency shall be a debt by the Supplier to the Purchaser and may be deducted from the payment.

20.2 If the Purchaser withholds amounts due to the Supplier pursuant to Subarticle 20.1, the Purchaser shall specify to the Supplier the act or omission constituting the Supplier's failure to perform, upon which the Purchaser's withholding is based. Once the Supplier remedies his non-performance to the satisfaction of the Purchaser, the Purchaser agrees to pay the Supplier the withheld amount within 30 days.

ARTICLE 21.  INFERIOR SUPPLIES OR DEFECTIVE WORK
------------------------------------------------

If at any time before the date of Final Acceptance pursuant to Article 13, Acceptance Procedures, the Purchaser believes that any of the Supplies or Work are not in accordance with this Contract, (hereinafter referred to as "Inferior Supplies or Defective Work") the Purchaser may reject such Supplies or Work notwithstanding that satisfaction may previously have been expressed and such Supplies or Work may previously have been accepted and notwithstanding that payment may have been made in respect of such Supplies or Work. The Supplier shall promptly replace at its own cost and expense the Inferior Supplies or Defective Work which are not fit for the purpose for which is intended or otherwise not in accordance with the Contract.

ARTICLE 22.  TERMINATION FOR DEFAULT
------------------------------------

22.1 The Purchaser may, by written notice of termination for default to the Supplier, terminate the whole or any part of this Contract in any one of the following circumstances, such

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

     termination to be effective immediately upon receipt of said notice or such later date as it may specify in such notice:

     (a) If the Supplier materially fails to comply with the Plan of the Work or any written extension or amendment thereof, and does not proceed to cure such failure within a period of thirty (30) days (or such longer period as the Purchaser may authorize in writing) after receipt of notice from the Purchaser specifying such failure,

     (b) If the Supplier so fails to make progress as to significantly endanger performance of this Contract in accordance with its terms, and does not proceed to cure such failure within a period of thirty (30) days (or such longer period as the Purchaser may authorize in writing) after receipt of notice from the Purchaser specifying such failure,

     (c) If the Supplier becomes insolvent, bankrupt, files for bankruptcy, or if a petition in bankruptcy, for receivership or for winding-up is taken against it and is not contested in good faith, rejected or withdrawn within thirty (30) days from its inception,

     (d) If the Supplier commits any material breach of or fails in any material respect to comply with this Contract; and does not proceed to cure such breach or failure within a period of thirty (30) days (or such longer period as the Purchaser may authorize in writing) after receipt of notice from the Purchaser specifying such failure.

22.2 If this Contract is terminated as provided in Subarticle 22.1, the Purchaser, in addition to any other rights provided for in this Article, may require the Supplier to transfer title and

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

     deliver to the Purchaser in the manner and to the extent directed by the Purchaser any materials, equipment or manufactured items to which title has not already passed to Purchaser.

22.3 In addition to Subarticle 22.2 above, the Supplier shall forthwith on demand by the Purchaser deliver to the Purchaser at a site to be nominated by the Purchaser not only those items to which title has passed to the Purchaser but also all material plant, tools and implements and all other things purchased, used or to be used in connection with the Work and acquired for the purpose of supply to the Purchaser which are necessary for the execution and completion of the Work. The Supplier shall be paid for the outstanding balance of the value of all such items subject always to any liability the Supplier may have to compensate the Purchaser for, or to make good at the Supplier's expense, any breach, omission, neglect, or other non-observance of this Contract, and title to any such Supplies or completed Work thereupon shall pass to the Purchaser.

22.4 Force Majeure events pursuant to Article 18, Force Majeure, shall not constitute a default under this Article.

22.5 The Supplier's liability hereunder shall be limited in accordance with
     Article 19, Limitation of Liability.

ARTICLE 23.  TERMINATION BY NOTICE
----------------------------------

23.1 The performance of Work may be terminated by the Purchaser in whole, or from time to time in part, whenever they shall so determine, or as specified in the Contract. The Purchaser shall deliver to the Supplier a written Notice of Termination specifying the

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

     extent to which performance of Work under this Contract is terminated, and the date upon which such termination becomes effective.

23.2 After receipt of such Notice of Termination, and except as otherwise directed by the Purchaser, the Supplier shall:

     (a) stop Work on the date and to the extent as specified in the notice of termination,

     (b) place no further orders or contracts for materials, services or facilities except as may be necessary for completion of such portion of the Work which is not terminated,

     (c) use its reasonable best efforts to terminate all orders and subcontracts to the extent that they relate to the performance of Work terminated by the notice of termination unless otherwise directed by the Purchaser,

     (d) assign to the Purchaser, in the manner, at the time, and to the extent directed by the Purchaser, all of the Supplier's right, title and interest under the orders and subcontracts so terminated,

     (e) used its reasonable best efforts to settle all outstanding liabilities and all claims arising out of such termination of orders and subcontracts, with the Purchaser's approval or ratification to the extent the Purchaser may require, which approval or ratification shall be final for all the purposes of this Article 23,

     (f) transfer title and deliver to the Purchaser in the manner, at the time, and to the extent (if any) directed by the Purchaser,

          (l) the fabricated or unfabricated parts, Work in process, completed Work, Supplies, and other material produced as a part of, or acquired in

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

              connection with the performance of, the Work terminated by the notice of termination, and

          (2) the completed or partially completed plans, drawings, information, and other property which, if this Contract had been completed, would have been required to be furnished to the Purchaser,

     (g) use its reasonable best efforts to sell, in the manner, at the times, to the extent, and at the price or prices directed or authorized by the Purchaser, any property of the types referred to in Subarticle 23.2(f), provided however, that the Supplier,

          (1) shall not be required to extend credit to any buyer, and

          (2) may acquire any such property under the conditions prescribed by and at a price approved by the Purchaser; and provided further that the proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by the Purchaser to the Supplier under this Contract or paid in such other manner as the Purchaser may direct;

     (h) complete performance of such part of the Work as shall not have been terminated by the notice of termination; and

     (i) take such action as may be necessary, or as the Purchaser may direct, for the protection and preservation of the property related to this Contract which is in the Supplier's possession and in which the Purchaser has or may acquire an interest.

23.3 After receipt of a notice of termination, the Supplier shall submit to the Purchaser a written termination claim. Such claim shall be submitted promptly, but in no event later than nine months from the effective date termination, unless one or more extensions in

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

     writing are granted by the Purchaser upon request made in writing within such nine month period or any authorized extensions thereof.

23.4 In the settlement of any such partial or total termination claim, the Purchaser shall pay to the Supplier the total of:

     (a) the appropriate price as contained in the Provisioning Schedule for completed Work;

     (b) a fair and reasonable proportion of the Contract Price for partially completed Work;

     (c) cost of materials and Supplies purchased in respect of the Contract but not yet incorporated into the Work; unless sold to third parties pursuant to Subarticle (g)

     (d) the cost of settling and paying claims arising out of the termination of Work, as provided in Subarticle 23.2(e) which are properly chargeable to the terminated portion of this Contract;

     (e) the reasonable costs of settlement including accounting, legal, clerical and other expenses reasonably necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Contract and for the termination and settlement of contracts thereunder, together with reasonable storage, transportation and other costs incurred in connection with the protection and disposition of property allocable to this Contract.

23.5 In arriving at the amount due to the Supplier under this Article 23 there shall be deducted all unliquidated payments on account therefore made to the Supplier, any liabilities which the Supplier may have to the Purchaser, and the agreed price for, or the proceeds of sale

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     of any materials. Supplies, or other things acquired by the Supplier or sold, pursuant to the provisions of this Article 23, and not otherwise recovered by or credited to the Purchaser.

23.6 If the termination is a partial termination, prior to any settlement, the Purchaser shall, at Supplier's request, grant an equitable adjustment in the price or prices specified in this Contract relating to the portion of this Contract not terminated by the Notice of Termination and such equitable adjustments as may be agreed upon shall be made in such price or prices.

23.7 The Purchaser may, from time to time, under such terms and conditions as they may prescribe, approve partial payments and payments on account against costs incurred by the Supplier in connection with the terminated portion of this Contract whenever in the opinion of the Purchaser the aggregate of such payments may be within the amount to which the Supplier will be entitled hereunder. If the total of such payments is in excess of the amount finally agreed or determined to be due under this Article 23, such excess shall be payable by the Supplier to the Purchaser upon demand.

23.8 For a period of one year after final settlement under this Contract, the Supplier shall preserve and make available to the Purchaser at all reasonable times at the Supplier's office, but without direct charge to the Purchaser, all books, records, and documents required by Article 35, Keeping of Books, the Work terminated hereunder, or to the extent approved by the Purchaser, photographs, micro-photographs, or other authentic reproductions thereof.

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ARTICLE 24.  SUSPENSION OF WORK
-------------------------------

The Purchaser may, at its convenience, give written notice to the Supplier to suspend all or part of the Work on the Cable System for such period of time as the Purchaser determines to be appropriate. Where, as a result of the period of suspension, the Supplier incurs additional costs or where such a suspension causes loss to the Supplier in the discharge of its responsibilities under this Contract, and where Supplier has acted reasonably to minimize such losses or additional costs, and where such losses and additional costs could not have been reasonably prevented by the Supplier, the Supplier shall be allowed an equitable adjustment in the applicable prices to reflect the additional costs reasonably incurred, and the Supplier shall be granted an equitable extension in the time required for performance of any suspended Work, not caused by the Supplier's fault or negligence. Except as provided, the Purchaser shall not be liable to the Supplier in the event of such suspension or further suspension for any loss of profit or consequential damages whatsoever.

ARTICLE 25.  PATENT RIGHTS AND ROYALTIES
----------------------------------------

25.1 The Supplier shall obtain any and all Intellectual Property Rights licenses necessary for the performance of this Contract. The Contract Price shall include all amounts payable for the use or license of Intellectual Property Rights and royalties on or in respect of the Supplies or Work or any part thereof.

25.2 If, as a consequence of such actions or claims, pursuant to Subarticle 25.1 above, the use of the Cable System is enjoined, the Supplier agrees to use reasonable efforts to negotiate

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     a license or other agreement at the Supplier's sole cost with the owner of the Intellectual Property Right so as to remove its injunction.

25.3 If any part of equipment provided by the Supplier or on its behalf is held to constitute an infringement (excluding such excepted infringements specified in subparagraph 26.4) and is subject to an injunction restraining its use or any order providing for its delivery or destruction, the Supplier shall forthwith at their own expense either:

     (a) procure for the Purchaser the right to retain and continue to use such part or equipment, or

     (b) modify the Cable System or such part or equipment so that it becomes non-infringing.

25.4 The Supplier agrees to defend or settle at its own expense all suits for infringement of any patent or other form of Intellectual Property Right, for any material (or the manufacture of any material or the normal use thereof) provided by the Supplier or on its behalf pursuant to this Contract and will save the Purchaser harmless from all expense of defending any such suit and all payments for final judgment therein assessed or compromises made on account of such infringement, except such infringement or claim arising from:

     (a) the Supplier's adherence to the Purchaser's directions to use materials or parts of the Purchaser selection;

     (b) such material or parts furnished to the Supplier by the Purchaser, other than in each case, items of the Supplier's design or selection or the same as any of the Supplier's commercial merchandise or in processes or machines of the Supplier's

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          design or selection used in the manufacture of such standard products or parts thereof; or

     (c) use of the equipment other than for the purposes indicated in, or reasonably to be inferred from, this Contract.

25.5 The Purchaser will, at their own expense, defend all suits against the Supplier for such excepted infringement and save the Supplier harmless from all expense of defending any such suit and from all payments by final judgment therein assessed against the Supplier on account of such excepted infringement.

25.6 The Supplier and the Purchaser agree to give each other prompt written notice of claims and suits for infringement for which the other assumes responsibility hereunder and full opportunity and authority to assume the sole defense thereof, including appeals, and, upon such other's request and at its expense, to furnish all information and assistance available to it for such defense.

ARTICLE 26. SOFTWARE
--------------------

26.1 The Supplier grants to the Purchaser a personal, non-transferable (except that the Purchaser may transfer this right to affiliates, subsidiaries, or successors) and non-exclusive right to use, in object code form, all Software and related documentation furnished to the Purchaser under this Contract. This grant shall be limited to use with equipment for operation and maintenance of the Cable System, for which the Software was provided. If the license is transferred in accordance with this Article, then the transferee shall comply with the conditions stated herein.

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26.2 The Purchaser agrees to use all reasonable efforts to see that all users of the Software licensed hereunder, including the employees of Purchaser, comply with the terms and conditions set out in this Article.

26.3 The Purchaser also agrees to refrain from taking any steps, such as reverse assembly or reverse compilation to derive a source code equivalent of the Software.

26.4 The Purchaser is permitted to make and retain two archive copies of the Software. Any copy must contain the same copyright notice and proprietary marking as are on the original Software.

26.5 Use of Software on any equipment other than that for which it was licensed or any material breach of this license shall enable the Supplier, at its option, to terminate this license.

26.6 At the Purchaser's request, the Supplier agrees to make modifications to the Software developed for the Cable System at a reasonable price to be paid by Purchaser. The Supplier shall thereafter extend this license to the Purchaser to cover the use of the modified Software. Any such modifications shall be for the exclusive use of the BUS-1 Purchaser, if modifications are made solely for the BUS-1 Purchaser.

ARTICLE 27. SAFEGUARDING OF INFORMATION AND TECHNOLOGY
------------------------------------------------------

27.1 Any specifications, drawings, sketches, models, samples, tools, technical information, Software, or data, in written, graphic, or other tangible form (all hereinafter designated "Information") furnished by the Supplier to the Purchaser and any Information furnished by the Purchaser to the Supplier hereunder, including any Information supplied in

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     contemplation hereof prior to execution shall remain the property of the
     Party so furnishing and shall be kept confidential by the receiving Party. All copies of such Information in written, graphic, or other tangible form shall be returned to the Party which provided the Information at the Party's request. Unless such Information was previously known to the Party receiving such Information free of any obligation to keep it confidential, or such Information has been or is subsequently made public through other than unauthorized disclosure by the receiving Party or is independently developed by the receiving Party (as documented by the records of the receiving Party), it shall be kept confidential by the Party receiving such Information, shall be used only in the construction, maintenance, operation or repair of the Cable System or for the performance of this Contract, and may not be used for any other purposes except upon such terms as may be agreed upon in writing by the Party owning such Information.

27.2 All intellectual property generated by the Supplier in the performance of this Contract shall belong to the Supplier and if furnished by the Supplier to the Purchaser, such intellectual property shall be treated as Information subject to this Article.

27.3 The Purchaser represents and warrants that it will comply fully with all applicable export control and other laws to which the Supplier is subject.

27.4 The Purchaser has the right to reproduce the documents for its use in the Cable System.

27.5 All drawings and documents necessary for the Supplier to meet its technical support should be retained for the design life of the Cable System.

ARTICLE 28. VESTING AND TRANSFER OF TITLE
-----------------------------------------

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28.1 Title to the Cable System, Supplies provided by the Supplier, and the absolute and exclusive right to and interest therein shall pass to and vest in the Purchaser upon issuance of a Certificate of Provisional Acceptance or Commercial Acceptance, as the case may be. Upon issuance of a Certificate of Provisional Acceptance or Commercial Acceptance for the Cable System, the Supplier warrants that the Purchaser shall acquire good and clear title thereto, free and clear of all liens, claims, charges and other encumbrances.

28.2 Upon termination of this Contract, the Purchaser may require, pursuant to Articles 22, Termination For Default, or 23, Termination By Notice, absolute and exclusive title to the Cable System and the Supplies therein, which has not previously passed to the Purchaser shall thereupon pass to the Purchaser, free and clear of all liens, claims, charges and other encumbrances.

ARTICLE 29. RIGHTS OF ACCESS
----------------------------

The Supplier shall upon reasonable notice, but not less than two weeks, permit access by the Purchaser, or its Quality Assurance (QA) Representative, to the Supplier's premises where the Work will be performed, and will secure rights of access to the premise, of its subcontractors where the Work will be performed having major subcontractions or orders of US $125,000 or more, in accordance with the Supplier's usual procedures associated with its subcontractors, and allow Purchaser or their QA Representative to witness the inspection and testing procedures, and to examine and review testing and inspection records relating to the manufacture, inspection and testing of equipment, materials and Supplies provided hereunder. The right of access shall also allow for the Purchaser and/or its representative to be aboard the cable laying vessel(s) during

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installation, at the Supplier's expense.  Any such right of access shall not be construed as creating an obligation for the Supplier or its subcontractors to disclose trade secrets or proprietary information, and Purchaser understands and agrees that its representatives may be required to sign a Non-Disclosure Agreement prior to being given any such access.

ARTICLE 30. QUALITY ASSURANCE
-----------------------------

The Supplier will conduct the inspection and testing of all Supplies in accordance with the quality assurance requirements in the Technical Documentation. The Purchaser or its QA representative will be permitted to witness the inspection and testing of all Supplies.

ARTICLE 31. WAIVER AND INDEMNIFICATION
--------------------------------------

The Supplier shall be liable for and shall indemnify and hold harmless the Purchaser and its officers, directors, employees, subsidiaries, affiliates, agents, successors, and/or assigns against all claims, demands, judgments made or recovered against them for damage to any property and/or injury or death to any person to the extent it arises out of acts or omissions of the indemnifying party, its subcontractors, agents or employees. Each Party's obligation to indemnify hereunder is contingent on its receipt of prompt written notice of all such claims and full opportunity and authority to assume the sole defense of and settlement of such claims. The Indemnified Party agrees to cooperate with such defense and to provide all information necessary for such defense.

ARTICLE 32. RISK AND INSURANCE
------------------------------

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Upon request, the Supplier shall furnish the Purchaser certificates, or other satisfactory evidence, that all of the responsibilities and risks of the Supplier herein are covered by insurance policies or by self-insurance and that such insurance is being maintained, including, but not limited to, general liability insurance sufficient to cover Supplier's liabilities under this Contract which shall include the provision for insurance for workers, until the end of the Supplier's Warranty Period, and the relevant insurance to cover the plant, equipment and Supplies to be installed by the Supplier in the Cable System until the date of Provisional Acceptance. The Supplier may organize such levels of deductibles, excesses and self-insurance as it considers appropriate.

ARTICLE 33. ASSIGNMENT AND SUB-CONTRACTING
------------------------------------------

33.1 Supplier shall not, without the prior written consent of the Purchaser, assign this Contract or sub-contract any significant part of the Work, except that the Supplier may assign, without prior written consent of the Purchaser, its right to receive payment to any third party. In any event, the Supplier shall not relieved of responsibility under this Contract for such parts of the Work as are subcontracted.

33.2 Notwithstanding Subarticle 33.1 above, the Supplier shall not be precluded from assigning the Contract or subcontracting to a subsidiary or an entity controlled by or under the same control as the Supplier. In the event of such assignment or subcontracting, the Supplier shall guarantee the performance of such subsidiary or entity.

33.3 In the event of Termination, the Supplier shall assign to the Purchaser at the Purchaser's option, any agreements with the Supplier's subcontractors. Upon exercise of such option, the Purchaser shall acquire any benefits of such subcontractors, including prices and

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     delivery dates, any applicable discounts, rebates and refunds not already accrued at the time of such exercise.

33.4 Except as provided for in Subarticle 33.5, the Purchaser shall not assign to others this Contract, without prior written consent of the Supplier. Such consent shall not be unreasonably withheld.

33.5 Notwithstanding Subarticle 33.4 above, the Purchaser shall not be precluded from assigning the Contract or subcontracting to a subsidiary or an entity controlled by or under the same control as the Purchaser or to a related company, provided that the assignee is (1) able to obtain permission from the Purchaser's lending institution to assume the Purchaser's existing financial package or (2) is able to secure financing acceptable to the Supplier. In the event of such assignment or subcontracting, the Purchaser shall guarantee the performance of such subsidiary or entity.

     In the event that the Purchaser does assign this Contract to a related company, written consent from the Supplier is needed for the guarantee of financing.

ARTICLE 34. PURCHASER'S STAFF PARTICIPATION
-------------------------------------------

34.1 Where the Technical Documentation provides for stipulated Work to be carried out by the Purchaser, such Work shall be carried out in the manner and with the responsibilities as defined therein. Such participation by any Purchaser's staff in the Work shall not be construed as relieving the Supplier of its responsibility for the design, quality and performance of the Cable System.

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34.2 Even if Purchaser's staff participates in the Work, they shall remain the officers, directors, employees or agents and under the administrative control of the Purchaser. The Supplier shall not be liable for any act or omission of such staff.

34.3 Information or services under the Purchaser's control that are to be provided by the Purchaser and that are necessary for execution of the Work by the Supplier shall be supplied with reasonable promptness upon request by the Supplier. In the event the Purchaser does not supply any of the information or services by the date specified in the Plan of Work (including, but not limited to, Contract signing, Coming Into Force, U.S. landing location decision, permits/licenses, and cable stations available for equipment installation by February 21, 1997) the remaining dates shall be extended to the extent that the Plan of Work has been affected. With respect to all other activities of the Purchaser necessary for the Supplier to perform its obligations hereunder, the Supplier may be granted an extension of time to comply with any of the dates related thereto in an amount to meet the Purchaser's obligations hereunder unless the Parties agree to accelerate work activities to maintain Work on schedule and the Purchaser agrees to reimburse the Supplier for any reasonable additional cost incurred thereby.

ARTICLE 35. KEEPING OF BOOKS
----------------------------

35.1 For those amounts due and payable by the Purchaser to the Supplier under this Contract, the Supplier shall keep and maintain records of their billing of those items to the Purchaser, for a period starting on the date of Provisional Acceptance as shown in the Certificate of Provisional Acceptance issued pursuant to Article 14, Acceptance

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     Procedures, and continuing until five (5) years after the date of
     Provisional Acceptance of the Cable System.

35.2 The Supplier shall afford the Purchaser or its designated representative the right to review the books, records, vouchers and accounts required to be kept, maintained and obtained pursuant to his Article. The Supplier shall not be required to afford access to books or records related to the costs of items or to the Supplier cost mark-ups on individual items, except for those items billed on a cost-incurred basis. Cost-incurred items include Supplier engineering support for those related items billed at the Supplier's Loaded Labor Rate.

ARTICLE 36. APPLICABLE LAW
--------------------------

This Contract and all disputes, differences, or questions arising with respect to any rights, duties, or obligations under this Contract shall be controlled by the laws of New York.

ARTICLE 37. APPLICABLE LAW
--------------------------

37.1 The parties agree that they will resolve any dispute, controversy or claim arising out of or relating to this Contract by mutual discussions and will endeavor at their utmost to reach an amicable settlement.

37.2 In the event that any dispute or difference whatsoever shall arise from the performance or as to the meaning of this Contract, or as to any matter of thing or whatsoever nature however arising out of or in connection with this Contract, such dispute or difference shall be finally resolved by arbitration in accordance with and subject to the United

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     Nations Commission on International Trade Law ("UNCITRAL") Arbitration
     Rules in effect on the date of this Agreement. The case shall be administered by the American Arbitration Association in accordance with its "Procedures for Cases Under the UNCITRAL Arbitration Rules." Notwithstanding any provision of the UNCITRAL Rules to the contrary, the Parties hereby agree that the arbitrator shall be a national of such neutral state as the Parties agree. The place of arbitration shall be such location as the parties may mutually designate in writing. All proceedings shall be conducted in the English language.

37.3 Pending the determination as aforesaid of such dispute or difference, the Supplier shall, unless directed otherwise by the Purchaser in writing, fulfill all of its obligations under this Contract, including the obligation to take steps necessary during the arbitration proceedings to ensure that the Work will be completed within the time stipulated or within such extended time as may be allowed under this Contract.

37.4 Any decision or award of the arbitrage tribunal shall be final and binding upon the Parties to the arbitration proceedings.

ARTICLE 38. RELATIONSHIP OF THE PURCHASERS
------------------------------------------

The relationship between or among the Parties shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership among them and neither Party shall have authority or power to act unilaterally as agent for the other.

ARTICLE 39. PUBLICITY
---------------------

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No publicity relating to this Contract shall be published in any newspaper, magazine, journal, or any other written, oral or visual medium without prior written approval by both parties, however, the Parties agree that the Contract may be publicized in general terms and mutual consent shall not be unreasonably withheld.

ARTICLE 40. CORRUPT GIFTS AND THE PAYMENT OF COMMISSION
-------------------------------------------------------

40.1 The Supplier shall not offer or give or agree to give to any person employed by the Purchaser any gift, commission, rebate or consideration of any kind as an inducement or reward for doing, influencing, or carrying out any act in relation to the obtaining or execution of this Contract or for showing any favor or disfavor to any person or persons in relation to such Contract.

40.2 Breach of this Article may render the Supplier, its subcontractors and agents liable to punishment by law and any such breach shall be deemed material.

ARTICLE 41. EXECUTION OF CONTRACT AND AMENDMENTS
------------------------------------------------

This Contract shall be executed in two (2) counterparts in English, and each such counterpart when so executed and delivered shall be an original; and such counterparts shall together (as well as separately) constitute one and the same instrument. This Contract and any of its provision may only be altered or

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     added to by another agreement in writing signed by a duly authorized representative of each Party to this Contract.

ARTICLE 42. HEADINGS
--------------------

42. The headings of the Articles do not form part of this Contract and shall not have any effect on the interpretation thereof.

     42.2 Words implying the singular only shall also include the plural and vice versa where the context requires.

ARTICLE 43. SUCCESSORS BOUND
----------------------------

This Contract shall be binding on the Supplier and the Purchaser and their respective successors and permitted assigns.

ARTICLE 44. SEVERABILITY
------------------------

If any of the provisions of this Contract shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Contract, but rather the entire Contract shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Supplier and the Purchaser shall be construed and enforced accordingly.

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ARTICLE 45. NO WAIVER OF REMEDIES
---------------------------------

45.1 The failure of the Purchaser in any one or more instances to insist on strict performance of any of the terms or provisions of this Contract or to exercise any right or option herein conferred shall not be construed as a waiver or relinquishment, to any extent, of the Purchaser's right to rely upon any such terms or provision or option on any future occasion.

45.2 No delay or failure of the Purchaser to exercise any right or remedy under this Contract will operate as a waiver thereof. No right or remedy conferred upon or reserved to the Purchaser under this Contract is exclusive of any other right or remedy under this Contract or any right or remedy provided or permitted by law.

ARTICLE 46. LIABILITY OF PURCHASERS
-----------------------------------

Does not apply to this Contract.

ARTICLE 47. NOTICES
-------------------

47.1 Any notices, consent, approval or other communication pursuant to this Contract shall be in writing and shall be deemed to have been duly given or served by or on behalf of the Purchaser or by or on behalf of the Supplier if sent by hand, facsimile with confirmation by the receiving party or by registered or certified mail addressed to the Party at its business address, as stipulated below in Subarticle 47.2:

     (a) if sent by hand, such communication shall be deemed to have been received on the day of delivery, provided receipt for delivery is obtained;

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     (b) if sent by facsimile under normal service conditions, such communication shall be deemed to have been received twenty-four (24) hours following the time of dispatch or on confirmation by the receiving Party;

     (c) if sent by registered or certified mail, under normal service conditions, such communication shall be deemed to have been received on the day it was received or on the tenth day after it was dispatched, whichever is earlier.

47.2 Unless otherwise notified in writing, by giving the other Party thirty (30) days prior written notice, for the purpose of this Article, the addresses of the Parties are:

         Purchaser:
         ---------

         Michael Kedar, Chairman and CEO
         TeleBermuda International Ltd.
         10 Queen Street, Suite 101
         Hamilton, HM 11
         Bermuda
         Tel: 441-296-1838
         Fax: 441-292-0829

         Supplier:
         --------

         Neil Habig, Project Manager
         AT&T-Submarine Systems Inc.
         340 Mt. Kemble Ave.
         Room S120
         Morristown, New Jersey  07960
         USA
         Tel: 201-326-1777
         Fax: 201-326-1221

47.3 Except as otherwise provided, all documents relating to this Contract and all communications between the Parties shall be in the English language.

ARTICLE 48. SURVIVAL OF OBLIGATIONS
-----------------------------------

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The Parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation or expiration of this Contract, including, but not limited to those contained in Article 25, Patent Rights and Royalties,
Article 26, Software, and Article 27, Safeguarding of Information and Technology, shall survive termination, cancellation or expiration thereof.

ARTICLE 49. EXPERT CONTROL
--------------------------

The parties acknowledge that any products, software and technical information (including, but not limited to, services and training) provided under this agreement are subject to U.S. export laws and regulations and any use or transfer of such products, software, or technical information must be authorized under those regulations. The Purchaser agrees that they will not use, distribute, transfer or transmit products, software or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by AT&T-SSI, the Purchaser also agrees to sign written assurances and other export-related documents as may be required for AT&T-SSI to comply with U.S. export regulations.

ARTICLE 50. LETTER OF CREDIT PROVIDED BY THE PURCHASER
------------------------------------------------------

50.1 In order to accommodate the Purchaser's financing arrangement, the Supplier understands that the Purchaser may not be able to make payment to the Supplier until September 10, 1996. In consideration thereof, Purchaser agrees to guarantee payment for Work performed by the Supplier between the date of signing of the Supply Contract and September 10, 1996. The Purchaser agrees to provide, upon Contract signature, an irrevocable Letter of Credit in favor of the Supplier, to the value of * .

50.2 The terms of such Letter of Credit shall be satisfactory to the Supplier to ensure payment if the Purchaser cannot secure satisfactory financing or landing licenses, and does not have the option to purchase capacity at market prices by September 30, 1996. If the Purchaser does not secure satisfactory financing or does not have the option to purchase capacity at market prices by September 30, 1996, then the Contract shall be terminated in

* MATERIAL OMITTED AND SEPARATELY FILED UNDER AN APPLICATION FOR CONFIDENTIAL TREATMENT.


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     accordance with Article 23, Termination by Notice, unless the Parties agree by mutual consent on a different course of action.

50.3 Upon payment of the September 30, 1996, payment by the Purchaser in accordance with the Billing Schedule, the Supplier shall agree to allow the Purchaser to terminate the Letter of Credit.

ARTICLE 51. SUPPLEMENTAL AGREEMENTS
-----------------------------------

The Parties agree to use reasonable efforts to discuss and execute agreements concerning the following issues on or before May 30, 1996:

     (1) Access to the Tuckerton, NJ Cable Station or an alternative landing point or solution.

     (2) A cable system maintenance agreement that covers those issues set forth in Appendix 1.

Notwithstanding any language in Appendix 1, Appendix 1 does not constitute an agreement regarding the issues addressed in it.

In the event the Parties cannot agree on the issue of cable station access at Tuckerton, NJ, AT&T-SSI agrees to offer the Purchaser the option to land the cable system at another site in the same New York/New Jersey region without change to the Terms and Conditions, Price, or schedule contained herein. The landing site may not necessarily be another cable station.

AT&T-SSI recognizes that any other landing site must provide the same level of connectivity to the local and international networks as is available at the Tuckerton location.

ARTICLE 52. COMING INTO FORCE
-----------------------------
52.1 This Contract will Come into Force on or before May 30, 1996, provided that:

     (1) AT&T-SSI has posted a Letter of Credit as required under Article 15.

     (2) TBI has posted a Letter of Credit satisfactory to AT&T-SSI in accordance with

     (3) TBI has received its International Facilities and Services License under the Bermuda Telecommunications Act, 1986.

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

     (4) TBI has access to the Tuckerton, NJ Cable Station or an alternative landing point or solution.

52.2 If the Contract does not Come into Force on or before May 30, 1996, then the Parties shall mutually agree to an extension or the Parties may terminate the Contract in accordance with Article 23, Termination by Notice.

52.3 If submarine cable capacity is not available between Bermuda and United Kingdom to TBI to purchase at market prices by September 30, 1996, then TBI shall have the option to terminate this Contract in accordance with Article
     50. AT&T-SSI will provided TBI with reasonable support to assist TBI in its endeavors to obtain submarine cable capacity between Bermuda and the United Kingdom prior to Provisional System Acceptance. This provision is not a guarantee on behalf of AT&T-SSI to provide capacity to TBI.

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

IN WITNESS WHEREOF the Parties hereto affix the signatures of their authorized representative:

     /s/ MICHAEL KEDAR



     TeleBermuda International Ltd.          Date May 16, 1996



     /s/ RHODES LAWTON



     AT&T Submarine Systems, Inc.            Date 5/16/96



                                END OF DOCUMENT

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

                   BERMUDA - US NO. 1 SUBMARINE CABLE SYSTEM

                                Amendment No. 1

                                    between

                    AT&T-SSI (AT&T Submarine Systems, Inc.)

                                      and

                     TBI (TeleBermuda International Ltd.)
================================================================================

Amendment No. 1 dated July 9, 1996 represents an agreement between:

AT&T Submarine Systems, Inc., AT&T-SSI, (hereinafter referred to as the "Supplier") a corporation organized and existing under the laws of the State of New York, of the United States America, and having its principle office at 340 Mt. Kemble Ave. Morristown, NJ 07960 of the United States Of America; and

TeleBermuda International Ltd., TBI, (hereinafter referred to as the "Purchaser") a Bermuda corporation having its principal office at 10 Queen Street, Suite 101, Hamilton HM11, Bermuda. TBI and AT&T-SSI hereinafter will be collectively referred to as the "Parties".

Reference is made to the BUS-1 Cable System Commercial Terms and Conditions,
Article 52, Coming Into Force.

The Parties hereby amend Article 52.1, Coming Into Force, as follows:

Delete Article 52.1 in its entirety and replace it with the following:

52.1 This Contract has Come Into Force on June 25, 1996.

Except as expressly amended by this Amendment, the Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused Amendment No. 1 to be executed by their duly authorized officers as of the date first written above.

AT&T SUBMARINE SYSTEMS, INC.

By: /s/ RHODES LAWTON
    __________________

TELEBERMUDA INTERNATIONAL LTD.

By: /s/ MICHAEL KEDAR
    __________________